Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACT:
Alpha IR Group
Lisa Fortuna or Griffin Morris
312-445-2870
TWI@alpha-ir.com

Alan Snyder
VP, Financial Planning & Analysis
570-850-8631
Alan.snyder@titan-intl.com

FOR IMMEDIATE RELEASE
Monday, February 27, 2023

TITAN INTERNATIONAL, INC. REPORTS ROBUST FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL PERFORMANCE

Closed 2022 strong and delivered FY2022 revenue increase of 22% to $2.17 billion

Achieved record annual profitability with net income of $179 million and adjusted EBITDA of $253 million

WEST CHICAGO, ILLINOIS, February 27, 2023 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2022.

“The Titan team executed at a very high level once again and closed the year by delivering record fourth quarter results. This strong performance supported annual records for sales, profitability and cash flow for the full year 2022 and allowed us to deliver on our previously stated outlook,” stated Paul Reitz, President and Chief Executive Officer. “The entire One Titan team’s tireless commitment to developing and manufacturing market-leading products, which improve the performance of off-road equipment, positions us for continued long-term growth. We serve a broad base of OEMs and dealers around the world, and consistently exceed expectations through the intimate connection we have developed with customers and their end-users. I am extremely proud of the resilience and determination of our team over the past few years.”

Mr. Reitz continued, “This quarter we experienced year-over-year sales growth of 10%, excluding foreign exchange impacts and the sale of the Australia wheel business. We expanded gross margin to 15% during the quarter, a 220 basis point improvement year-over-year, as all our global business units performed at a high-level during the quarter. We have a lot to be proud of as we close the books on 2022 and I commend the One Titan team for the exceptional performance and tremendous focus as we look to 2023.”
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Mr. Reitz added, “2022 was also a banner year for cash flow as we set records for both operating and free cash flow, generating $44 million in free cash flow during the fourth quarter and $114 million for the full year. As a result of our strong cash flow generation and selective debt paydown, our net debt to full year adjusted EBITDA leverage ratio fell to 1.1 times. Additionally, our cash position increased to $160 million at the end of the year, up $62 million from a year ago. We are extremely pleased with the strength of our balance sheet, which is a testament to the strategic actions of this management team. We have truly transformed our financial position, and are now in a position of strength to support future growth.”

Mr. Reitz concluded, “There continues to be a lot of noise around supply chains and inflation, but the encouraging sign for Titan is that farmer income remains healthy globally, with grain markets that are well supported by strong supply and demand economics. Farmers remain in solid financial position, and sentiment is improving, with some input costs coming back in line. The recent USDA reports show that corn and soybean supply-demand will support current pricing into 2024, at a minimum, and this dictates farmers’ decisions to purchase new equipment and drive robust aftermarket tire sales. Large Ag retail demand continues at strong levels, driven by precision farming, replacement equipment and good farmer income. Weather conditions are unpredictable and our LSW’s continue to be the perfect solution for farmers battling tough conditions or farmers looking to make their equipment perform better and more efficient. Small ag equipment inventory levels have returned to pre-Covid levels, and along with the effects of inflation slowing demand in the low horsepower range and some OEM’s drawing down internal inventory, we expect a tapering of demand in this segment. The construction and earthmoving markets are in a good position to start 2023 with infrastructure support and solid commodity prices driving activity. Coming off a record 2022, we expect this year to be an upbeat year with our financial performance remaining at a high level. As the year progresses, we’ll provide more information about our forecasted performance.”

Financial Summary

Net sales for the fourth quarter ended December 31, 2022, were $509.8 million, compared to $487.7 million in the comparable quarter of 2021, an increase of 4.5 percent driven by sales increases across the Agriculture and Earthmoving / Construction (EMC) segments. Excluding the sale of Australian wheel business and foreign exchange impacts, net sales increased 10% compared to fourth quarter 2021. Overall net sales were influenced by both increased volume from higher demand in the EMC segment, along with price increases across all segments. The contributing factors to the increase in demand in the EMC segment were recovery in construction markets, including the return to normalized supply and demand levels in the market. Price increases have been implemented due to rising raw material costs and other inflationary impacts in the markets, including freight and energy.

Gross profit for the fourth quarter ended December 31, 2022, was $76.7 million, compared to $62.5 million in the comparable prior year period. Gross margin was 15.0 percent of net sales for the quarter, a 220 basis point improvement compared to 12.8 percent of net sales in the comparable prior year period. The increase in gross profit and margin was driven by the impact of increases in sales volume and favorable impact of fixed cost absorption within the EMC segment, as well as production efficiencies. In addition, cost reduction initiatives were executed across the Company’s global operations.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2022 were $33.3 million, compared to $35.6 million for the comparable prior year period. As a percentage of net sales, SGARD was 6.5 percent, compared to 7.3 percent for the comparable prior year period.

Income from operations for the fourth quarter of 2022 was $40.9 million, or 8.0 percent of net sales, compared to $24.3 million, or 5.0 percent of net sales, for the fourth quarter of 2021. The increase in income was primarily due to the higher sales and improvements in gross profit margins as well as lower SGARD expenses.

The income tax benefit for the fourth quarter of 2022 was $16.0 million as compared to $8.8 million for the fourth quarter of 2021. The increase in the income tax benefit was primarily due to the favorable impact of the domestic federal and state valuation allowance release, which is primarily the result of continued domestic profitability and
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the ability to utilize the remaining historic net operating losses in the future. The income tax benefit was partially offset by incremental income tax expense in foreign tax jurisdictions associated with the improved profitability in the fourth quarter of 2022 as compared to the fourth quarter of 2021. The Company excluded the impacts of the income tax benefit within both adjusted net income applicable to common shareholders and adjusted EBITDA.

Segment Information
Agricultural Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2022	2021	% Increase/(Decrease)	2022	2021	% Increase
Net sales	$274,796	$264,764	3.8%	$1,192,239	$949,400	25.6%
Gross profit	$37,791	$37,513	0.7%	$193,585	$135,807	42.5%
Profit margin	13.8%	14.2%	(2.8)%	16.2%	14.3%	13.3%
Income from operations	$24,348	$23,438	3.9%	$130,474	$77,666	68.0%

During the quarter ended December 31, 2022, net sales in the Agricultural segment increased 4 percent due to pricing, which was implemented to offset increased raw material and other cost inflation, while volume was down slightly as customers returned to more normalized seasonal order patterns. The slight increase in gross profit was due to higher pricing levels, which were almost entirely offset by higher input costs, resulting in profit margin declining slightly year-over-year.
Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$195,806	$183,420	6.8%	$807,356	$693,350	16.4%
Gross profit	$33,137	$20,372	62.7%	$135,788	$83,705	62.2%
Profit margin	16.9%	11.1%	52.3%	16.8%	12.1%	38.8%
Income from operations	$19,858	$6,859	189.5%	$79,810	$27,809	187.0%

During the quarter ended December 31, 2022, the increase in earthmoving/construction net sales was driven by increased volume from higher customer demand, along with pricing, which reflected rising raw material costs and freight as well as other inflationary impacts. The increase in volume was primarily due to improvements in global economic conditions and recovery in construction markets, including the return to normalized supply and demand levels in the market. The increase in gross profit and profit margin was primarily driven by the increased sales and continued improved production efficiencies stemming from the strong management actions taken in recent years to improve profitability for the long-term.

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Consumer Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2022	2021	% Increase/(Decrease)	2022	2021	% Increase
Net sales	$39,164	$39,492	(0.8)%	$169,785	$137,465	23.5%
Gross profit	$5,767	$4,630	24.6%	$31,337	$18,030	73.8%
Profit margin	14.7%	11.7%	25.6%	18.5%	13.1%	41.2%
Income from operations	$3,867	$2,486	55.6%	$22,843	$9,553	139.1%

During the quarter ended December 31, 2022, the slight decrease in net sales in the Customer segment was primarily driven by the Company’s Latin America’s truck tire business. The increase in gross profit and profit margin was due primarily to the positive impact of pricing, along with favorable mix.

Non-GAAP Financial Measures

Adjusted EBITDA was $52.8 million for the fourth quarter of 2022, compared to $36.1 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the fourth quarter of 2022 was $27.7 million, equal to income of $0.44 per basic and diluted share, compared to $9.0 million, equal to income of $0.14 per basic and diluted share, in the fourth quarter of 2021. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended 2022 with total cash and cash equivalents of $159.6 million, compared to $98.1 million at December 31, 2021. Long-term debt at December 31, 2022, was $414.8 million, compared to $452.5 million at December 31, 2021. Short-term debt was $30.9 million at December 31, 2022, compared to $32.5 million at December 31, 2021. Net debt (total debt less cash and cash equivalents) was $286.0 million at December 31, 2022, compared to $386.8 million at December 31, 2021. The decrease in net debt during 2022 was primarily due to the increase in cash of $61.5 million and decrease of long-term debt, of $37.7 million, of which $30 million was the payment of the US Revolving credit facility in full.

Net cash provided by operating activities for the year ended December 31, 2022, was $160.7 million, compared to net cash provided by operations of $10.7 million for 2021. This increase was primarily due to an increase of $129.3 million in net income year over year, along with the focused management of working capital which remained at healthy levels despite the strong sales growth in the year.

Capital expenditures were $47.0 million for the year ended December 31, 2022, compared to $38.8 million for 2021. Capital expenditures during 2022 and 2021 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2022 increased as the Company continues to enhance the existing facilities and manufacturing capabilities, and drive plant efficiency and labor productivity gains.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Tuesday, February 28, 2023, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/420967458 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

U.S. Toll Free:             1 844 200 6205
U.S.:                 1 646 904 5544
Canada:             1 833 950 0062
All other countries:         +1 929 526 1599

Participants Access Code:     100493

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; availability and price of supply chain logistics and freight; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks
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relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)

Net sales	$509,766	$487,676	$2,169,380	$1,780,215
Cost of sales	433,071	425,161	1,808,670	1,542,673
Gross profit	76,695	62,515	360,710	237,542
Selling, general and administrative expenses	30,486	32,961	132,792	131,772
Research and development expenses	2,812	2,653	10,404	10,104
Royalty expense	2,495	2,576	11,712	10,491
Income from operations	40,902	24,325	205,802	85,175
Interest expense	(6,961)	(8,282)	(29,796)	(32,221)
Loss on senior note repurchase	—	—	—	(16,020)
Foreign exchange (loss) gain	(7,822)	2,895	927	12,020
Other income	894	574	25,420	2,086
Income before income taxes	27,013	19,512	202,353	51,040
(Benefit) provision for income taxes	(15,961)	(8,778)	23,167	1,149
Net income	42,974	28,290	179,186	49,891
Net income attributable to noncontrolling interests	934	692	2,884	305
Net income attributable to Titan and applicable to common shareholders	$42,040	$27,598	$176,302	$49,586

Earnings per common share:
Basic	$.67	$.44	$2.80	$.80
Diluted	$.66	$.44	$2.77	$.79
Average common shares and equivalents outstanding:
Basic	62,842	62,861	63,040	62,100
Diluted	63,521	63,163	63,691	62,685

Dividends declared per common share:	$—	$—	$—	$—

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$159,577	$98,108
Accounts receivable	266,758	255,180
Inventories	397,223	392,615
Prepaid and other current assets	86,070	67,401
Total current assets	909,628	813,304
Property, plant and equipment, net	296,605	301,109
Operating lease assets	8,932	20,945
Deferred income taxes	38,736	16,831
Other long-term assets	30,729	30,496
Total assets	$1,284,630	$1,182,685

Liabilities
Current liabilities
Short-term debt	$30,857	$32,500
Accounts payable	263,376	278,099
Other current liabilities	151,928	140,214
Total current liabilities	446,161	450,813
Long-term debt	414,761	452,451
Deferred income taxes	3,425	3,978
Other long-term liabilities	37,145	48,271
Total liabilities	901,492	955,513

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 66,525,269 issued at December 2022 and 66,492,660 at December 2021)	—	—
Additional paid-in capital	565,546	562,340
Retained earnings (deficit)	90,863	(85,439)
Treasury stock (at cost, 3,681,308 shares at December 2022 and 80,876 shares at December 2021)	(23,418)	(1,121)
Accumulated other comprehensive loss	(251,755)	(246,480)
Total Titan stockholders’ equity	381,236	229,300
Noncontrolling interests	1,902	(2,128)
Total equity	383,138	227,172
Total liabilities and equity	$1,284,630	$1,182,685

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2022	2021
Net income	$179,186	$49,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,747	47,991
Loss on sale of the Australian wheel business	10,890	—
Loss on senior note repurchase	—	16,020
Deferred income tax benefit	(23,385)	(14,180)
Income on indirect taxes	(32,043)	—
Gain on fixed asset and investment sale	(216)	(569)
Stock-based compensation	4,282	3,441
Issuance of common stock under 401(k) plan	1,627	1,235
Foreign currency translation loss (gain)	2,661	(8,930)
(Increase) decrease in assets:
Accounts receivable	(27,201)	(74,736)
Inventories	(19,598)	(112,850)
Prepaid and other current assets	11,366	(15,671)
Other long-term assets	(1,288)	(5,298)
Increase (decrease) in liabilities:
Accounts payable	(7,754)	121,189
Other current liabilities	18,888	14,781
Other liabilities	516	(11,588)
Net cash provided by operating activities	160,678	10,726
Cash flows from investing activities:
Capital expenditures	(46,974)	(38,802)
Proceeds from the sale of the Australian wheel business	9,293	—
Other investing activities	930	1,203
Net cash used for investing activities	(36,751)	(37,599)
Cash flows from financing activities:
Proceeds from borrowings	88,940	497,149
Repurchase of senior secured notes	—	(413,000)
Payment on debt	(124,739)	(69,182)
Repurchase of common stock	(25,000)	—
Other financing activities	(511)	(1,021)
Net cash (used for) provided by financing activities	(61,310)	13,946
Effect of exchange rate changes on cash	(1,148)	(6,396)
Net increase (decrease) in cash and cash equivalents	61,469	(19,323)
Cash and cash equivalents, beginning of year	98,108	117,431
Cash and cash equivalents, end of year	$159,577	$98,108

Supplemental information:
Interest paid	$31,604	$34,578
Income taxes paid, net of refunds received	$24,105	$16,263
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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2022 and 2021.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income attributable to Titan and applicable to common shareholders	$42,040	$27,598	$176,302	$49,586
Adjustments:
Foreign exchange loss (gain)	7,823	(2,895)	(927)	(12,020)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Income on Brazilian indirect tax credits, net of taxes (a)	6,720	—	(15,874)	—
Net deferred income tax benefit (b)	(28,882)	(15,686)	(28,882)	(15,686)
Loss on senior note repurchase	—	—	—	16,020

Adjusted Net income attributable to Titan and applicable to common shareholders	$27,701	$9,017	$140,185	$37,900

Adjusted income per common share:
Basic	$0.44	$0.14	$2.22	$0.61
Diluted	$0.44	$0.14	$2.20	$0.60

Average common shares and equivalents outstanding:
Basic	62,842	62,861	63,040	62,100
Diluted	63,521	63,163	63,691	62,685

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(a) The Company incurred global intangible low-taxed income (GILTI) tax during the fourth quarter associated with the income on the Brazilian indirect tax credits.

(b) During the fourth quarter of 2022, the income tax benefit was primarily driven by a $53.3 million domestic valuation allowance release offset by $25.3 million of net NOLs used in the current year.

During the fourth quarter of 2021, the Company released deferred tax valuation allowances related to certain foreign jurisdictions, which were not previously included in adjusted net income for 2021. The Company has since included this adjustment in its adjusted net income calculation for comparison purposes with the valuation allowance releases in 2022.

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2022 and 2021.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Net Income	$42,974	$28,290	$179,186	$49,891
Adjustments:
Provision for income taxes	(15,961)	(8,778)	23,167	1,149
Interest expense, excluding interest income	7,517	7,851	31,273	31,933
Depreciation and amortization	10,464	11,646	42,747	47,991
EBITDA	$44,994	$39,009	$276,373	$130,964
Adjustments:
Foreign exchange loss (gain)	7,823	(2,895)	(927)	(12,020)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Income on Brazilian indirect tax credits, gross	—	—	(32,043)	—
Loss on senior note repurchase	—	—	—	16,020
Adjusted EBITDA	$52,817	$36,114	$252,969	$134,964

The table below sets forth, for the three and twelve-month periods ended December 31, 2022, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2022
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$237,967	$232,188	2.5%	$—	—%	$237,967
Europe / CIS	151,901	135,939	11.7%	(9,089)	(6.7)%	160,990
Latin America	98,290	84,129	16.8%	3,505	4.2%	94,785
Other International	21,608	35,420	(39.0)%	(8,019)	(22.6)%	29,627
	$509,766	$487,676	4.5%	$(13,603)	(2.8)%	$523,369

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	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31, 2022
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$1,074,715	$835,985	28.6%	$—	—%	$1,074,715
Europe / CIS	577,877	479,724	20.5%	(45,924)	(9.6)%	623,801
Latin America	422,439	318,879	32.5%	10,851	3.4%	411,588
Other International	94,349	145,627	(35.2)%	(29,063)	(20.0)%	123,412
	$2,169,380	$1,780,215	21.9%	$(64,136)	(3.6)%	$2,233,516
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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2022	September 30, 2022	December 31, 2021

Long-term debt	$414,761	$414,566	$452,451
Short-term debt	30,857	32,300	32,500
Total debt	$445,618	$446,866	$484,951
Cash and cash equivalents	159,577	116,581	98,108
Net debt	$286,041	$330,285	$386,843

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Net cash provided by operating activities	$58,438	$13,016	$160,678	$10,726
Capital expenditures	(14,219)	(14,552)	(46,974)	(38,802)
Free cash flow	$44,219	$(1,536)	$113,704	$(28,076)

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